Exhibit 10.7
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
This Agreement between Steven A. Davis (“Executive”) and Bob Evans Farms, Inc., a Delaware corporation (the “Corporation”), was originally effective May 1, 2006 (“Effective Date”). The Parties hereby amend and restate this Agreement in its entirety effective December 24, 2008 (the “Restatement Effective Date”).
1.00 PURPOSE
The Corporation believes that [1] a sound and stable management team is essential to promoting the best interests of the Group and the Corporation’s stockholders, [2] as is the case with many publicly held corporations, a Change in Control may materially alter the Group’s structure and adversely affect managers’ employment security, [3] appropriate steps should be taken to enable certain managers, including the Executive, to devote their full and continued attention to the Group’s business affairs during the crucial (and often tumultuous) period preceding and immediately following a Change in Control and [4] subject to the terms of this Agreement, these objectives can best be met by providing the Executive with the severance payments described in this Agreement.
2.00 DEFINITIONS
When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement. When applying these definitions, the form of any term or word will include any of its other forms.
2.01 Board. The Corporation’s board of directors.
2.02 Cause. The Executive’s [1] willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness), [2] willful engagement in gross misconduct materially and demonstrably injurious to any Group Member or [3] breach of any term of this Agreement. However, [4] Cause will not arise [a] solely because the Executive is absent from active employment during periods of vacation, consistent with the Employer’s applicable vacation policy, or other period of absence initiated by the Executive and approved by the Employer or [b] due to any event that constitutes Good Reason.
2.03 Change in Control.
[1] Subject to the rules of application described in Section 2.03[2], the date on which the earliest of the following events occurs:
[a] After the Effective Date, an event that would be required to be reported as a change in control for purposes of the Exchange Act.
[b] During any 12-consecutive-calendar-month period ending after the Effective Date, there is a change in a majority of the Incumbent Directors for any reason other than death or disability as reasonably established by the Corporation on the basis of medical and other information known (or made available) to it.

[c] After the Effective Date, any entity or “person,” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] is or becomes the “beneficial owner” [as defined in Rule 13d-3 under the Exchange Act], through a tender offer or otherwise, of Common Shares representing 50 percent or more of the combined voting power of the Corporation’s then outstanding Common Shares.
[d] During any 12-consecutive-calendar-month period ending after the Effective Date, any entity or “person,” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] acquires, either directly or as a “beneficial owner” [as defined in Rule 13d-3 under the Exchange Act], through a tender offer or otherwise, Common Shares representing more than 20 percent of the combined voting power of the Corporation’s then outstanding Common Shares. However, this element of this definition will be applied without regard to the effect of any redemption of Common Shares by the Corporation or the acquisition of Common Shares by any Group Member and after ignoring any Common Shares acquired:
[i] Before the beginning of any 12-consecutive-calendar-month measurement period;
[ii] By or through an employee benefit plan [whether or not intended to comply with Code §401(a) and whether or not the Executive participates in that plan] maintained by any Group Member;
[iii] Directly, through an equity compensation plan maintained by any Group Member;
[iv] Directly, through inheritance, gift, bequest or by operation of law on the death of an individual; or
[v] By any entity or “person” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] with respect to which that acquirer has filed SEC Schedule 13G indicating that the Common Shares were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Corporation’s management or policies, unless and until that entity or person indicates that its intent has changed by filing SEC Schedule 13D.
[e] After the Effective Date, the Corporation’s stockholders approve a definitive agreement to merge or combine the Corporation with or into another entity, a majority of the directors of which were not Incumbent Directors immediately before the merger and in which the Corporation’s stockholders will hold less than 50 percent of the voting power of the surviving entity. When applying this element of this definition:

[i] Stockholders will be determined immediately before and immediately after the merger or combination; and
[ii] The Common Shares owned before the transaction by the entity with which the Corporation merges or combines will be disregarded for all purposes.
[f] Within any 12-consecutive-calendar-month period ending after the Effective Date, any entity or “person” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2) and Code §280G] acquires, either directly or as a “beneficial owner” [as defined in Rule 13d-3 under the Exchange Act] of another entity or person, Group assets having a total gross fair market value equal to or greater than 50 percent of the book value of the Group’s assets. For purposes of this definition, “book value” will be established on the basis of the latest consolidated financial statement the Corporation filed with the Securities and Exchange Commission before the date any 12-consecutive calendar month measurement period began. However, except as otherwise provided in this section, this element of this definition will be applied after ignoring:
[i] Any transfer of assets to a stockholder of the Corporation (determined immediately before the asset transfer), but only to the extent exchanged for or with respect to the Corporation’s stock;
[ii] Any transfer of assets to an entity, 50 percent or more of the total value or voting power of which is owned by one or more Group Members;
[iii] Any transfer of assets to any entity or “person” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] that, immediately before the transfer, owns, directly or as a “beneficial owner” [as defined in Rule 13d-3 under the Exchange Act], 50 percent or more of the total value or voting power of the Corporation’s outstanding securities; or
[iv] Any transfer of assets to an entity, at least 50 percent or more of the total value or voting power of which, immediately before the transfer, is owned, directly or indirectly, by a person described in Section 2.03[1][c] of this definition.
[2] The following rules of application will be applied to this definition:
[a] For purposes of applying all parts of this definition, [i] Common Shares owned or acquired by the Executive or by any other entity or “person” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] acting in concert with the Executive will be disregarded, [ii] any transfer of assets to the Executive or to any other entity or “person” [including a “group” as contemplated by Exchange Act §§13(d)(3) and 14(d)(2)] acting in concert with the Executive will be disregarded and [iii] the constructive ownership rules of Code §318(a) will be applied to determine stock ownership;

[b] For purposes of applying Section 2.03[1][f], an entity’s or a person’s status (unless specifically indicated otherwise) will be determined immediately after the transfer of assets; and
[c] Any transfer of assets disregarded under Section 2.03[1][f][i] will not be ignored when applying that subsection if that transaction is part of a larger transaction or series of transactions that also involve the transfer of assets for cash or consideration other than Common Shares.
2.04 Code. The Internal Revenue Code of 1986, as amended, or any successor statute.
2.05 Common Shares. The Corporation’s shares of common stock, par value $0.01 per share, or any security of the Corporation issued in substitution, exchange or in place of these shares.
2.06 Confidential Information. Any and all information (other than information in the public domain) related to the Group’s business or that of any Group Member, including all processes, inventions, trade secrets, computer programs, engineering or technical data, drawings or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning suppliers, methods and manner of operations, and information relating to the identity and location of all past, present and prospective customers.
2.07 Date of Termination. The date that the Executive incurs a Termination.
2.08 Disability. The Executive’s inability (established by an independent physician selected by the Board and reasonably acceptable to the Executive or to the Executive’s legal representative) due to illness, accident or otherwise to perform his duties, which is expected to be permanent or for an indefinite duration longer than one year.
2.09 Effective Period. The 36 consecutive calendar months beginning on the date a Change in Control occurs during the Term, even if that period extends beyond the Term.
2.10 Employer. The Group Member by which the Executive is directly employed on the date of any event, act or occurrence described in this Agreement, including execution of this Agreement. If, without incurring a Termination, the Executive becomes a common law employee of a Group Member other than the Employer, that Group Member will automatically become the Executive’s “Employer” under this Agreement and will be fully liable, as the Executive’s Employer, for all obligations arising under this Agreement during the period of that employment relationship, including the payment of any amount described in Section 5.00 that becomes due during the course of that employment relationship.

2.11 Exchange Act. The Securities Exchange Act of 1934, as amended, or any successor statute.
2.12 Good Reason. For purposes of Section 4.05, any of the following to which the Executive has not consented in writing:
[1] Any breach of this Agreement of any nature whatsoever by or in behalf of the Group or any Group Member;
[2] A reduction in the Executive’s title, duties, responsibilities or status, as compared to either [a] the Executive’s title, duties, responsibilities or status as of the Restatement Effective Date or [b] any enhanced or increased title, duties, responsibilities or status to which the Executive accedes after the Restatement Effective Date;
[3] The assignment to the Executive of duties that are inconsistent with [a] the Executive’s office immediately before the Restatement Effective Date or [b] any more senior office to which the Executive is promoted after the Restatement Effective Date;
[4] During any calendar year ending after the Restatement Effective Date, a 10 percent (or larger) reduction (other than a reduction attributable to any Termination for death, Disability or Cause or for any period the Executive is temporarily absent from active employment) in the highest of [a] the Executive’s total cash compensation for the preceding calendar year or, if higher, [b] the Executive’s total cash compensation for the last calendar year ending before the Restatement Effective Date, but [c] in both cases, determined without regard to any amounts described in this Agreement;
[5] A requirement that the Executive relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from [a] the principal office or worksite to which the Executive was assigned as of the Restatement Effective Date or [b] any location to which the Executive agreed to be assigned after the Restatement Effective Date;
[6] The imposition on the Executive of business travel obligations substantially greater than the Executive’s business travel obligations during the 12-consecutive-calendar-month period ending before the Restatement Effective Date; provided that this subsection [6] shall be applied without regard to any special business travel obligations associated with activities relating to a Change in Control; or
[7] The Employer’s [a] failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating at the time of the Restatement Effective Date, [b] modification of any of the plans or programs just described that adversely affects the value of the Executive’s benefits under those plans, or [c] failure to provide the Executive with the same number of paid vacation days to which the Executive is or becomes entitled at or any time on or after the Restatement Effective Date under the terms of the Employer’s vacation policy or program. However, Good Reason will not arise under this subsection solely because [d] the Corporation or the Employer terminates or modifies any program on or after the Restatement Effective Date solely to comply with applicable law but only to the extent of the change required or [e] a plan or benefit program expires under self-executing terms contained in that plan or benefit program before the Restatement Effective Date.

2.13 Group. The Corporation and any entity with whom the Corporation would be considered a single employer under Code §§414(b) and 414(c).
2.14 Group Member. Each entity that is a member of the Group.
2.15 Incumbent Director. Each person who was a member of the Board on the Effective Date and, after the Effective Date, each director whose election or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the then Incumbent Directors.
2.16 Notice of Payment. The written notice by which the Corporation apprises the Executive of [1] the amount of any payment due under this Agreement, [2] the reason that such amount is payable and [3] the basis on which that payment was calculated.
2.17 Notice of Termination. A written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for Termination.
2.18 Parties. The Corporation and the Executive.
2.19 Term. Initially, the period beginning on the Restatement Effective Date and ending on the first anniversary of the Restatement Effective Date (“Expiration Date”). Subject to Section 6.00, the Term will automatically be extended for successive one-year periods beginning on the Expiration Date and each anniversary thereof.
2.20 Termination. A “separation from service” with the Group within the meaning of Treasury Regulation §1.409A-1(h).
3.00 EXECUTIVE’S OBLIGATIONS
3.01 Confidential Information. Except as otherwise required by applicable law, the Executive expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Executive’s employment with any Group Member, to use any Confidential Information for the Executive’s own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except [1] to employees or agents of the Employer or of the Corporation that need the Confidential Information to perform their duties on behalf of any Group Member or [2] in the performance of the Executive’s duties to the Employer. The Executive also agrees to notify the Corporation promptly of any circumstance the Executive believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.
3.02 Effect of Breach of Obligations. If the Executive breaches any obligation described in this Agreement:

[1] If that breach occurs before a Change in Control, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date;
[2] If that breach occurs on or after a Change in Control but before the Executive has Terminated, this Agreement will terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date and no amounts will be due under this Agreement; or
[3] If that breach occurs on or after a Change in Control and after the Executive Terminates, the Executive will repay any amounts paid under Section 5.01[2] of this Agreement plus interest calculated at the prime interest rate quoted in the Wall Street Journal, over the period beginning on the date of the payment to the Executive (or any beneficiary) under Section 5.01[2] of this Agreement and ending on the date of repayment.
4.00 EFFECT OF TERMINATION
4.01 Termination For Cause or Without Good Reason.
[1] The Employer may Terminate the Executive for Cause at any time by delivering to the Executive a Notice of Termination. The Executive may Terminate without Good Reason at any time by delivering to the Employer a Notice of Termination.
[2] As of the Date of Termination, [a] this Agreement will terminate and [b] no amounts will be paid or due under this Agreement at any time.
4.02 Termination Because of Death. Subject to Section 8.03, if the Executive dies, this Agreement will terminate as of the date the Executive dies and no amounts will be paid or due under this Agreement at any time.
4.03 Termination Because of Disability.
[1] After the Executive has been determined to be Disabled as provided in Section 2.08, the Employer may Terminate the Executive due to the Executive’s Disability by delivering to the Executive a Notice of Termination for Disability and the Executive may Terminate due to the Executive’s Disability by delivering to the Corporation a Notice of Termination for Disability.
[2] If the Executive’s employment Terminates due to the Executive’s Disability and the Date of Termination is within an Effective Period (whether or not the Executive’s absence began before or after the Effective Period began), then, as of the Date of Termination, [a] this Agreement will terminate and [b] the Executive will be entitled to receive an amount equal to:
[i] The amount described in Section 5.00, calculated on the basis of the compensation paid to the Executive before the absence began or, if higher, the amount the Executive was receiving during the period of absence; minus

[ii] The value of:
[A] One half of the disability benefit payable under the Social Security Act of 1935, as amended;
[B] The amount by which the Executive’s employer-funded benefit under any retirement or deferred compensation plan [whether or not intended to comply with Code §401(a)] is enhanced by the Disability; and
[C] The value of any employer-funded disability income or other benefits the Executive is entitled to receive from any disability plan or program.
The value of these reductions:
[D] Will be calculated by applying the factors described in Section 5.02[4]; and
[E] Will be applied before application of Section 5.02[1] or [2].
4.04 Termination Without Cause.
[1] The Employer may Terminate the Executive without Cause for any reason by delivering to the Executive a Notice of Termination.
[2] The Corporation will pay or provide (or cause the Employer to pay or provide) to the Executive the payments and benefits described in Section 5.00 if the Executive’s employment is Terminated by the Employer without Cause and:
[a] the Date of Termination is within the period beginning six months before the beginning of an Effective Period and ending on the day before a Change in Control occurs; provided that such Change in Control also constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5) (“Section 409A Change in Control Event”); or
[b] the Date of Termination is within an Effective Period.
After any such payments and benefits have been paid or provided, this Agreement will terminate and no further amounts will be paid or due under this Agreement.
4.05 Termination for Good Reason.
[1] The Executive may Terminate for Good Reason by delivering to the Corporation a Notice of Termination for Good Reason specifying the basis upon which the Executive believes that Good Reason has arisen; provided that the Corporation does not cure such Good Reason event within 30 days after the Notice of Termination is delivered.

[2] The Corporation will pay or provide (or cause the Employer to pay or provide) to the Executive the payments and benefits described in Section 5.00 if the Executive Terminates for Good Reason and:
[a] the Date of Termination is within the period beginning six months before the beginning of an Effective Period and ending on the day before a Change in Control occurs; provided that such Change in Control also constitutes a Section 409A Change in Control Event; or
[b] the Date of Termination is within an Effective Period.
After any such payments and benefits have been paid or provided, this Agreement will terminate and no further amounts will be paid or due under this Agreement.
5.00 CHANGE IN CONTROL PAYMENTS
5.01 Calculation of Change in Control Payments. Subject to the terms of this Agreement, if the Executive is Terminated under Section 4.03[2], 4.04 or 4.05, the Corporation (or the Employer) will:
[1] Continue to pay the Executive’s compensation and other benefits through the Date of Termination and also will pay the Executive the value of any unused vacation and compensation days determined under the Employer’s personnel policy. These amounts will be paid no later than 30 days after the Executive’s Date of Termination and will be based on the rate of compensation and value of benefits in effect before the Notice of Termination was delivered.
[2] Pay to the Executive an amount equal to the sum of:
[a] 299 percent of the Executive’s “base amount” as defined under Code §280G [whether or not the Change in Control generating benefits under this Agreement is a “change in control” as defined under Code §280G]; plus
[b] An additional amount equal to:
[i] The annual cash bonus paid to the Executive by all Group Members averaged over the three full fiscal years ending before the Date of Termination (or, if shorter, over the full period of the Executive’s employment by all Group Members); multiplied by
[ii] The number of days between the Executive’s Date of Termination and the last day of the Corporation’s last complete fiscal year ending before that Date of Termination; and divided by
[iii] 365 days.
Subject to Sections 5.02 and 5.03[4], the amount payable under this subsection [2] will be paid in separate, equal monthly payments over a twenty-four month period, beginning no more than 30 days after the Executive’s Date of Termination (or, if later, the date of the occurrence of the Change in Control). The first monthly payment under this subsection will be accompanied by a Notice of Payment.

[3] For 36 months after the Executive’s Date of Termination, the Corporation also will maintain (or cause the Employer to maintain) in full force and effect, for the Executive’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Executive’s Date of Termination) all life, medical and dental insurance programs in which the Executive (or members of the Executive’s family or other dependents) was participating or was covered immediately before the Executive’s Date of Termination. If the terms of any of the programs just described do not allow the continued participation described in the preceding sentence, the Corporation (or the Employer) will [a] provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, medical and dental insurance programs in which the Executive, members of the Executive’s family and dependents were participating immediately before the Executive’s Date of Termination and [b] ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the Executive’s experience under any predecessor program in which the Executive (or members of the Executive’s family and dependents) were participating before Termination. With respect to this Section 5.01[3], any benefits or payments relating to medical and dental insurance that are provided after completion of the applicable continuation period permitted under the Consolidated Omnibus Budget Reconciliation Act, as amended, and any benefits or payments relating to life insurance shall be subject to the following: [i] the benefits or payments provided during any taxable year of the Executive may not affect the benefits or payments to be provided to the Executive in any other taxable year; [ii] reimbursement of any eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and [iii] the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment.
In addition to the payments and benefits described above, the Executive shall receive any other change in control benefits to which the Executive is entitled under any other plan, program or agreement with any Group Member. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.
5.02 Effect of Code §280G. If the sum of the amounts described in Section 5.01 and those promised under any other plan, program or agreement between the Executive and any Group Member constitute “excess parachute payments” as defined in Code §280G(b)(1), in the Corporation’s sole discretion, the Corporation (or the Employer) will either:
[1] Reimburse the Executive for the amount of any excise tax due under Code §4999, if this procedure provides the Executive with an after-tax amount that is greater than the after-tax amount produced under Section 5.02[2]; or

[2] Reduce the Executive’s payments under this Agreement so that the Executive’s total payments under this and any all other agreements will be $1.00 less than the amount that would trigger the excise tax under Code §4999 if this procedure provides the Executive with an after-tax amount that is greater than the after-tax amount produced under Section 5.02[1].
[3] Any reimbursement by the Corporation pursuant to Section 5.02[1] shall be made no later than the end of the taxable year of the Executive next following the taxable year of the Executive in which the Executive remits the related taxes. Any reduction pursuant to Section 5.02[2] shall be made in accordance with Code §409A and the Treasury Regulations promulgated thereunder.
[4] The value of all amounts due under this Agreement will be established by a nationally recognized certified public accounting firm designated by the Corporation and by applying principles, assumptions and procedures consistent with Code §280G.
5.03 Conditions Affecting Payments.
[1] Except as expressly provided in this Agreement, the Executive’s right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement between the Executive and any Group Member.
[2] The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation the Executive earns in any capacity after Termination or, except as provided in Sections 4.03 and 8.04, by reason of the Executive’s receipt of or right to receive any retirement or other benefits on or after Termination.
[3] The amount of any payment made under this Agreement will be reduced by amounts the Employer is required to withhold with respect to any income, wage or employment taxes imposed on the payment.
[4] Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Corporation’s policy for determining specified employees) on the Date of Termination and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Code §409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Executive’s death. The first payment that can be made to the Executive following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Code §409A(a)(2)(B)(i).

5.04 Limit on Number of Changes in Control. Regardless of any provision of this Agreement, if more than one Change in Control (whether or not related) occurs during the Term, the total amount payable under this Agreement will be the largest amount (after application of Section 5.02[1] or [2]) calculated with respect to any single change in control occurring during the Effective Period.
6.00 AMENDMENT AND TERMINATION
6.01 Amendment. This Agreement may be amended at any time by written agreement between the Executive and the Corporation.
6.02 Termination. This Agreement will terminate on the earliest of the following to occur:
[1] Except to the extent necessary to implement the eligibility provisions of Sections 4.04[2][a] and 4.05[2][a] (dealing with a Termination without Cause or a Termination for Good Reason within the period beginning six months before a Change in Control), the Executive’s employment with all Group Members is Terminated before a Change in Control;
[2] The Corporation and the Executive mutually agree, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement;
[3] The Corporation notifies the Executive, in writing, that the Agreement is to terminate at the end of its then current Term. To be effective, however, this written notice [a] must be given at least 60 days prior to the end of the then current Term but [b] may never be effective [i] during an Effective Period or [ii] at any time after the Corporation learns that activities have begun that, if completed, would cause a Change in Control, although the notice may be given if those activities end without generating a Change in Control;
[4] All payments due under this Agreement have been fully paid; or
[5] As provided in Section 4.00.
7.00 EQUITABLE RELIEF/DISPUTE RESOLUTION
7.01 Uniqueness of Obligations. The Executive’s obligations described in this Agreement are of a special and unique character which gives them a peculiar value to the Group and the Group cannot be reasonably or adequately compensated in damages in an action at law if the Executive breaches those obligations. The Executive therefore expressly agrees that, in addition to any other rights or remedies that the Corporation, the Employer or the Group may have, the Corporation, the Employer and the Group will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security if the Executive actually breaches (or threatens to breach) any obligation under this Agreement.

7.02 Initial Resolution of Disputes Affecting Payment Amount.
[1] The Executive may request the Corporation to recalculate the amount of payments due under this Agreement. That request must [a] be filed in writing no later than 30 days after the Executive receives the Notice of Payment and [b] specify the basis upon which the Executive believes that an additional amount is due. Any request for recalculation that does not comply with both requirements will be ineffective.
[2] Within 30 days of receiving a request that complies with Section 7.02[1], the Corporation will notify the Executive of any changes to its calculations and the effect of any changes on the amount payable to the Executive. If the Corporation does not deliver this information to the Executive within this 30-day period, the Executive may regard the request as having been denied.
[3] The Executive expressly waives any right to proceed under Section 7.03 to dispute the calculation of the amount payable under this Agreement unless and until the administrative remedies described in this Section 7.02 are fully exhausted.
7.03 Arbitration. Any [a] disagreement concerning the calculation of any payment due under this Agreement that is not resolved after utilizing the procedures described in Section 7.02, [b] breach of any term of this Agreement or [c] other dispute or controversy arising out of or relating to this Agreement, including the basis on which the Executive is Terminated, will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation and the Executive. If the Executive and the Corporation fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in the city in which the Executive’s last principal place of employment with a Group Member before the Executive’s Date of Termination is or was located or another place the Parties mutually select immediately before the arbitration.
7.04 Costs.
[1] The Corporation will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive through any proceeding described in Section 7.02 or 7.03, subject to the following requirements: [a] such costs are incurred during the Executive’s remaining lifetime; [b] any reimbursement or payment of such costs shall be made on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the costs were incurred; provided, that the Corporation shall not be obligated to reimburse or pay any such costs for which the Executive fails to submit an invoice at least 10 business days before the end of the Executive’s taxable year following the Executive’s taxable year in which the costs were incurred; [c] the amount of the costs eligible for payment or reimbursement during any taxable year of the Executive may not affect the costs eligible for reimbursement or payment in any other taxable year; and [d] the right to payment or reimbursement of such costs may not be subject to liquidation or exchange for any other benefit.

[2] Notwithstanding the foregoing, no amounts will be paid under this subsection to the extent that those payments are “excess parachute payments.”
7.05 Payment During Dispute Resolution Period. If otherwise due, the Corporation may not defer (or cause the Employer to defer) payment of any amount that is not being contested under Section 7.02 or 7.03.
8.00 MISCELLANEOUS
8.01 Security. At any time during the Term, the Corporation may provide (or cause the Employer to provide) security for payment of the amounts and benefits described in Section 5.00. This security may include one or more of [1] a stand-by letter of credit issued by a reputable financial institution, [2] an irrevocable grantor trust (the “Trust”) established on terms the Corporation believes to be appropriate, including a ruling from the Internal Revenue Service (or opinion of counsel satisfactory to the Corporation), to the effect that any funds held by the Trust will be includible in the Executive’s gross income only for the taxable year or years paid to the Executive under the terms of the Trust’s related trust agreement or [3] any other form of security the Corporation believes is appropriate.
8.02 Nonassignment. The right of the Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect.
8.03 Successors to the Executive. Subject to Section 8.02, this Agreement inures to the benefit of and may be enforced by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.04 Effect of Employment Agreement. If, at any time during the period beginning six months before any Effective Period and ending on the last day of the same Effective Period, the Executive is employed by an Employer pursuant to an employment agreement (“Employment Agreement”), the following rules of application will be applied:
[1] Subject to Section 8.04[2], if a term is defined in this Agreement and in the Employment Agreement and those definitions are not identical, [a] the definition contained in this Agreement will supersede the definition contained in the Employment Agreement for purposes of applying that term under this Agreement and [b] the definition contained in the Employment Agreement will supersede the definition contained in this Agreement for purposes of applying that term under the Employment Agreement;

[2] If, prior to a Change in Control that also constitutes a Section 409A Change in Control Event, the Executive’s employment with all Group Members is Terminated by the Employer without Cause (as defined in this Agreement) or if the Executive Terminates with Good Reason (as defined in this Agreement), this Agreement will not Terminate until six months after the Executive’s Termination. If a Change in Control that also constitutes a Section 409A Change in Control Event occurs during this six-month period, the Corporation will pay or provide (or cause the Employer to pay or provide) to the Executive the amounts and benefits described in Section 5.00 (adjusted as provided in Section 8.04[3]). After those amounts and benefits have been paid and provided, this Agreement will terminate and no further amounts will be paid or due under this Agreement. If a Change in Control that also constitutes a Section 409A Change in Control Event does not occur during this six-month period, this Agreement will terminate at the end of that six-month period and no amount will be due under it (although amounts due under the Employment Agreement on account of that termination of employment will be unaffected by the termination of this Agreement); and
[3] If an event or a series of related events entitle the Executive to payments under both the Employment Agreement and this Agreement, the Executive will be entitled to the payments due under this Agreement reduced by the amounts (if any) received under the Employment Agreement before the payments become due under this Agreement and no further payments will be due under the Employment Agreement.
8.05 Notices. All notices and other communications provided for in this Agreement must be written and will be deemed to have been given when deposited with a reputable delivery service or in United States registered mail, return receipt requested, postage prepaid. Also:
[1] All notices must be directed to the addresses shown on the last page of this Agreement.
[2] Notices and other communications to the Corporation and the Employer will not be deemed to have been given unless they are directed to the attention of the Corporation’s Chief Executive Officer and copies are sent to the Corporation’s Secretary.
[3] Neither Party will be required to use any address other than that shown on the last page of this Agreement unless notified of a change in the other Party’s address. Any change in either Party’s address must be given in writing to the other Party and will be effective only upon receipt.
8.06 Complete Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either Party that are not set forth expressly in this Agreement.
8.07 Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.

8.08 Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date and year first above written.

BOB EVANS FARMS, INC.
By:	/s/ Donald J. Radkoski
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

Address:

3776 South High Street Columbus, Ohio 43207

STEVEN A. DAVIS
/s/ Steven A. Davis

Address:

3776 South High Street Columbus, Ohio 43207